Exhibit 99.01

[Embrex Logo appears here]

CONTACT:	Ellen T. Moore
Vice President, Investor Relations
& Corporate Communications
(919) 314-2561

EMBREX REPORTS FIRST QUARTER

2003 FINANCIAL RESULTS

RESEARCH TRIANGLE PARK, NC, April 29, 2003 — Embrex, Inc., The In Ovo CompanySM, [Nasdaq: EMBX] today announced financial results for the first quarter ended March 31, 2003.

Highlights

•	First quarter device, product and other miscellaneous revenue grew by $0.4 million, or 4% compared to first quarter 2002
•	Device, product and other miscellaneous revenue gross profit grew $0.3 million or 5% compared to first quarter 2002
•	Embrex received two U.S. patents related to a method of determining the gender of a bird in ovo (in the egg) and a method for localizing the allantoic fluid of avian eggs
•	Embrex received exclusive rights to two U.S. patents related to a method of vaccinating poultry against coccidiosis before hatch
•	Embrex broke ground on its Embrex Poultry Health, LLC manufacturing facility for its Inovocox™ coccidiosis vaccine

Financial Summary Table

Embrex, Inc.

Condensed Consolidated Statements of Operations (Unaudited)

(In thousands except per share amounts)

	Three Months Ended March 31,
	2003	2002
Revenues	$10,898	$11,356
Cost of revenues	4,153	4,077

Gross profit	6,745	7,279
Operating expenses	5,162	4,668
Other income	106	52
Income tax expense	414	396

Net income	$1,275	$2,267

Net income per share:
Basic	$0.16	$0.28
Diluted	$0.15	$0.26
No. of shares of Common Stock used in per share calculation:
Basic	8,154	8,031
Diluted	8,383	8,741

First-quarter 2003 total revenues were $10.9 million or $0.5 million less than revenues during the comparable period in 2002. This decrease was primarily due to the timing of Bursaplex® product sales and a $0.8 million decrease in other revenue. During the first quarter of 2002, the Company received $0.8 million of funding from Cobb-Vantress for the Gender Sort project and this did not recur in 2003. The revenue decrease was partially offset by first-quarter Device revenues of $10.1 million, which were $0.5 million higher than the first-quarter of 2002. As noted in prior quarters, device sales and other revenue such as grants or other outside sources of funds may vary from quarter-to-quarter. Net income for the first quarter 2003 was $1.3 million, a decrease of 44% compared to net income of $2.3 million for the same period in 2002. First-quarter 2003 income before taxes was $1.7 million or $1.0 million less than pre-tax income of $2.7 million in the comparable quarter of 2002. The quarterly effective tax rate increased to 25% this quarter from 15% in the first-quarter of 2002 as net operating loss carry-forwards were utilized during 2002. Diluted earnings per share for the first-quarter were $0.15 per share on 8.4 million weighted average shares outstanding, compared to diluted earnings of $0.26 per share on 8.7 million weighted average shares outstanding for the same period in 2002.

First-quarter gross profit for device, product and other miscellaneous revenues increased from 61% in the first-quarter of 2002 to 62% for the same period in 2003 and total gross profit decreased from 64% to 62% for the same comparable periods. The Company believes that the gross profit for device and product revenue provides a clearer picture of Embrex’s operating results because the variability and amounts of revenue related to grants and contract R&D can distort the cost of operating Embrex’s core business.

Embrex, Inc.

Gross Profit

GAAP Reconciliation

(In thousands)

(Unaudited)

	Three Months Ended March 31,
	2003	2002
Device revenues	$10,111	$9,602
Product revenues	653	828
Other revenue – miscellaneous	61	26

Device, product and other misc. revenue	10,825	10,456

Cost of revenue	(4,153)	(4,077)

Gross profit – devices, products and other misc. revenue	6,672	6,379
Percent of device, product and other misc. revenue	62%	61%

Other revenue – grants and contract R&D	73	900

Total gross profit	6,745	7,279
Percent of total revenue	62%	64%

Operating expenses increased by $0.5 million or 11% due primarily to increases in G&A expenses.

G&A expenses of $2.1 million increased by $0.4 million or 25% between the first quarter of 2002 and 2003. This was primarily attributable to legal services related to the Fort Dodge litigation and the timing of expenses related to accounting services. S&M expenses of $0.8 million were $0.1 million or 18% higher during the first quarter of 2003 than the first quarter of 2002. The increase is primarily due to sales tax assessments. First quarter R&D expenses of $2.3 million were essentially flat compared the first quarter of 2002. This is attributable to lower contract R&D expenditures offset by increases in staff related costs.

Earnings before interest, taxes, depreciation and amortization (EBITDA) has previously been used by the Company as an additional performance measure. The Company believes that EBITDA provides its investors supplemental information about the Company’s financial performance and in compliance with Regulation G has provided a reconciliation after the formal financial statements. EBITDA was $3.0 million for the first quarter of 2003, reflecting a decrease of 23% from $3.8 million during the same period of 2002.

At March 31, 2003, cash and cash equivalents totaled $6.8 million or $1.2 million less than the $8.0 million on hand at December 31, 2002. This was principally due to cash provided from operating activities of $2.2 million and $0.1 million of proceeds from the issuance of common stock primarily from stock option exercises, offset by capital expenditures and investments of $3.1 million in devices, the Embrex Poultry Health manufacturing facility, patents and share repurchases of $0.4 million.

“We are especially pleased that our first-quarter device, product and other miscellaneous revenue and gross profit increased even as the worldwide poultry industry continues to face challenges. As anticipated and communicated previously, income from contract research and development declined by $800,000 as Embrex reduced its level of outside funding for product development. We were also encouraged by the progress being made with our Inovocox™ project, having broken ground on our new Embrex Poultry Health facility in the first quarter, as well as receiving two key patents in this area that solidify our position for in ovo coccidiosis vaccine delivery. Likewise, we continued to build an already strong intellectual property portfolio for our Gender Sort program, with two patents issued covering our work in that area,” said Randall L. Marcuson, President and Chief Executive Officer of Embrex. “We maintain our previously issued 2003 revenue targets in the range of $47.0 million to $49.0 million with pre-tax profits of between $4.8 million and $6.0 million. We are somewhat optimistic that pre-tax profits for 2003 could be at the upper end of the range. This projection takes into account the challenges facing the global poultry industry, Fort Dodge Animal Health (FDAH) litigation and overall economic uncertainty.”

During the quarter Embrex continued its litigation for breach of contract against FDAH over FDAH’s refusal to support and market Bursamune® bursal disease vaccine. “As we continue to develop our legal position against Fort Dodge Animal Health, our confidence in our position improves,” said Marcuson.

Embrex’s management, led by Marcuson, will discuss first-quarter financial results, the 2003 outlook and plans in a conference call today at 11:00 AM EDT. To join the conference call, dial (877) 866-3175 (domestic and Canada), or (706) 679-7358 (international), identify Randall Marcuson as the conference leader, and provide conference identification number 46354.

The live conference call will be publicly available online at www.embrex.com. Click the Investor Info button and then on the Live Webcast icon. A telephone replay will be available from 2 p.m. EDT April 29 to midnight EDT May 13, 2003, by dialing 800-642-1687 (domestic and Canada), or (706) 645-9291 (international), conference ID 46354. A replay of the call can also be accessed via the company’s website using the same instructions as above for the live webcast.

About Embrex

Embrex, Inc., The In Ovo CompanySM, headquartered in Research Triangle Park, NC, is an international agricultural biotechnology company engaged in the development of innovative in ovo (in the egg) solutions that meet the needs of today’s global poultry industry. The company’s unique integration of several scientific and engineering disciplines enables it to be the leading provider of in ovo, value-added solutions with its automated injection and detection devices as well as its select vaccines. Embrex is listed on the Fortune Small Business (FSB) 100 List of America’s Fastest Growing Small Companies, the Forbes 200 Best Small Companies in America list and the North Carolina Technology Fast 50, which honors the fastest growing technology companies in the state. For additional information, visit the company web site at www.embrex.com.

The financial results contained in this release are preliminary and subject to adjustments before being finalized for filing with the Securities and Exchange Commission (SEC). The tables attached to this release are an integral part of this release. This release contains forward-looking statements, including statements with respect to future financial results, products, services, and markets. These statements involve risks and uncertainties that could cause actual results to differ materially. Risks include without limitation the degree of growth in the poultry industry in the U.S. and globally, market acceptance and cost of expansion in new geographic markets and with new products, including the Company’s ability to penetrate new markets and the degree of market acceptance of new products, the outcome of the Company’s patent litigation appeal and litigation against Fort Dodge, the complete commercial development of potential future products on a cost effective basis and the ability to obtain regulatory approval of products. Such approval is dependent upon a number of factors, such as results of trials, the discretion of regulatory officials, and potential changes in regulations. Additional information on these risks and other factors, which could affect the Company’s financial results, is included in the Company’s Forms 10-K and other filings with the SEC. This release includes certain non-GAAP financial measures as defined under SEC rules. In accordance with these rules, this release includes reconciliations of those measures to comparable GAAP measures.

Embrex®, Bursaplex®, Newplex™, Inovoject®, Inovocox™, Egg Remover™, Vaccine Saver®, and The In Ovo CompanySM are trademarks of Embrex, Inc.

Financial Tables Follow

Embrex, Inc.

Consolidated Statements of Operations (Unaudited)

(In thousands except per share amounts)

	Three Months Ended March 31,
	2003	2002
Revenues
Device revenues	$10,111	$9,602
Product sales	653	828
Other revenue	134	926

Total revenues	10,898	11,356

Cost of revenues	4,153	4,077

Gross profit	6,745	7,279
Operating expenses:
General & administrative	2,082	1,664
Sales & marketing	777	661
Research & development	2,303	2,343

Total operating expenses	5,162	4,668

Operating profit	1,583	2,611

Other income (expense)
Interest income	57	40
Interest income (expense)	4	(4)
Foreign currency gain	45	16

Other income (expense)	106	52

Income before taxes	1,689	2,663

Income tax expense	414	396

Net income	$1,275	$2,267

Net income per share:
Basic	$0.16	$0.28
Diluted	$0.15	$0.26

No. of shares of Common Stock used in per share calculation:
Basic	8,154	8,031
Diluted	8,383	8,741

NOTE: Previously, Embrex’s income statement included the line item “Inovoject® system revenue” which included revenues derived from all Embrex devices. This line has been renamed, “Device revenues,” to more clearly reflect the sources of revenue included in that line item. Therefore, Device revenues will include revenues derived from all or a combination of Embrex devices such as Inovoject® system fees, Inovoject® system sales, Egg Remover™ fees, Egg Remover™ sales, Vaccine Saver® fees and Vaccine Saver® sales.

Embrex, Inc.

Consolidated Balance Sheets (*Unaudited)

(In thousands except share amounts)

	March 31, 2003*	December 31, 2002
ASSETS
Current Assets:
Cash and cash equivalents	$6,750	$8,039
Restricted cash	255	255
Accounts receivable – trade	5,817	6,565
Inventories:
Materials and supplies	1,441	1,603
Product	960	937
Other current assets	1,022	1,409

Total current assets	16,245	18,808

Land	147	129

Devices under construction	1,741	1,651

Devices	35,500	34,825
Less accumulated depreciation	(27,616)	(27,162)

	7,884	7,663

Equipment, furniture and fixtures	16,552	14,942
Less accumulated depreciation	(6,265)	(5,781)

	10,287	9,161
Other assets:
Patents, goodwill and exclusive licenses of patentable technology (net of accumulated amortization of $302 in 2003 and $276 in 2002)	2,249	2,158
Other long-term assets	2,760	2,443

Total other assets	5,009	4,601

Total assets	$41,313	$42,013

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$427	$755
Accrued expenses	2,375	3,742
Deferred revenue	101	39
Product warranty accrual	258	267

Total current liabilities	3,161	4,803

Long-term debt, less current portion	46	46

Shareholders’ equity:
Common Stock, $0.01 par value per share; authorized 30,000,000 shares; issued and outstanding – 8,154,027 net of 1,295,716 treasury shares and 8,162,362 net of 1,241,716 treasury shares at March 31, 2003 and December 31, 2002, respectively.	93	93
Additional paid-in capital	61,994	61,895
Accumulated other comprehensive loss	(1,304)	(1,273)
Accumulated deficit	(7,284)	(8,559)
Treasury stock	(15,393)	(14,992)

Total shareholders’ equity	38,106	37,164

Total liabilities and shareholders’ equity	$41,313	$42,013

Embrex, Inc.

Consolidated Statements of Cash Flows

(Unaudited)

(In thousands)

	Three Months Ended March 31
	2003	2002
Operating activities
Net income	$1,275	$2,267
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,271	1,151
Loss on sale of fixed assets	7	-0-
Change in deferred tax asset	125	-0-
Changes in operating assets and liabilities:
Accounts receivable, inventories and other current assets	1,150	567
Accounts payable, accrued expenses, deferred revenue and product warranty accrual	(1,643)	(530)

Net cash provided by operating activities	2,185	3,455

Investing activities
Land acquisition	(18)	-0-
Purchases of devices, equipment, furniture and fixtures	(2,686)	(1,000)
(Additions) reductions to patents and other non-current assets	(437)	69

Net cash used in investing activities	(3,141)	(931)

Financing activities
Issuance of common stock	99	298
Changes in long-term debt and capital lease obligations	-0-	1
Repurchase of common stock	(401)	-0-

Net cash (used in) provided by financing activities	(302)	299

(Decrease) increase in cash and cash equivalents	(1,258)	2,823
Currency translation adjustments	(31)	(884)
Cash and cash equivalents at beginning of period	8,039	3,907

Cash and cash equivalents at end of period	$6,750	$5,846

Embrex, Inc.

GAAP Reconciliation of Net Income to EBITDA

(In thousands)

(Unaudited)

Net Income	$1,275	$2,267
Add back:
Depreciation	1,271	1,151
Interest Expense	(4)	4
Taxes	414	396

EBITDA	$2,956	$3,818

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